Contact:  Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC INTERNATIONAL, INC. ANNOUNCES
CLOSING OF SALE OF PARENT COMPANY

OVERLAND PARK, KANSAS (December 28, 2011) – NPC International, Inc. (the “Company”), announced today the closing of the previously disclosed proposed acquisition by NPC International Holdings, Inc., a Delaware corporation, of all the outstanding membership interests of NPC Acquisition Holdings, LLC, which owns all of the outstanding capital stock of the Company.

About NPC International, Inc.

NPC International, Inc. is the largest Pizza Hut franchisee and the largest franchisee of any restaurant concept in the United States (U.S.) according to the 2010 “Top 200 Restaurant Franchisees” by Franchise Times.  The Company is also the eighth largest restaurant unit operator in the U.S. according to the 2011 “Chain Restaurant Industry Review” by GE Capital, Franchise Finance.  The Company was founded in 1962 and, as of September 27, 2011 the Company operated 1,153 Pizza Hut units in 28 states with significant presence in the Midwest, South and Southeast.  As of the third quarter of 2011, the Company’s operations represented approximately 19% of the domestic Pizza Hut restaurant system and 21% of the domestic Pizza Hut franchised restaurant system as measured by number of units, excluding licensed units which operate with a limited menu and no delivery in certain of the Company’s markets.